Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Monday, June 20, 2005

(432) 620-0300

KEY ENERGY PROVIDES MAY RIG HOURS AND

SELECT FINANCIAL DATA

HOUSTON, TX, June 20, 2005 – Key Energy Services, Inc. (Pink Sheets: KEGS) today announced rig hours for the month of May 2005.  The Company also announced select financial data for the month ended April 30, 2005. The Company is providing this information to investors as part of the consent from the holders of the Company’s 6 3/8% senior notes due 2013 and its 8 3/8% senior notes due 2008.

ACTIVITY UPDATE

The Company announced that it will supply ten well service rigs for a major oil and natural gas producer and will enter into a one-year contract to provide well service rig-related services for this customer in California.  Six of these rigs will be remanufactured and are incremental capacity additions.   The one-year term commences upon delivery of the 10th rig which is expected in August.

The Company has also entered an additional agreement with IROC Systems Corp. (“IROC”) whereby it will remanufacture and supply select component parts valued at approximately $917,000.  The equipment includes refurbished Skytop 42-10 drawworks and power transmission units that will form the basis for six (6) new service rigs to be constructed by IROC.  The company anticipates that the components will be shipped to Canada over the next few months.  As part of the transaction, Key will receive approximately 547,411 shares of IROC common stock at a price of $2.09 Canadian, increasing its holdings to approximately 8.7 million shares upon receipt of the shares.

6 Desta Drive, Midland, TX 79705

In other international markets, the Company will be expanding its Argentina operation as it was recently awarded a multi-well drilling project for one customer and a multi-well package for a well service rig for another customer.  As part of the agreements, the Company will remanufacture and ship two idle rigs to Argentina this summer.  In Egypt, the Company is in the process of shipping two rigs back to the United States and anticipates that the remaining three rigs will be shipped this summer.  At this time, the Company does not anticipate an additional extension of its contract by its customer in Egypt.  In connection with the termination of the Egypt contract, the Company anticipates it will incur shut-down and severance costs of approximately $1.0 million in the September 2005 quarter while costs associated with shipping the rigs back to the United States are expected be paid by the customer under terms of the agreement.  During the month of May, the Egypt operations contributed approximately 2,092 rig hours and 3,137 truck hours.

The Company’s well service activity remains strong as rig hours for the month of May totaled over 218,000.  Further, many of the Company’s regional pricing initiatives have been implemented in recent months and select new regional initiatives for the Company’s well service rigs are expected to be implemented this summer.  The price increases differ by region and by customer and the percentage increases generally range from the high-single to low-double digits.  Additionally, the Company’s pressure pumping operation increased its price book by approximately 14% effective June 1, 2005 and anticipates that the increase will apply to most customers by the end of July.

The Company continues to invest in its technology initiatives and as of May 31, 2005, the Company has approximately 143 active KeyView system units on its well service rigs.   The Company anticipates installing an additional 50 active units by the end of the year.

ACTIVITY LEVELS

	Month Ending
	5/31/2005	4/30/2005	5/31/2004
Working Days	21	21	20
Rig Hours	218,774	216,004	195,974
Trucking Hours	214,373	214,047	236,864

The Company calculates working days as total weekdays for the month less any company holidays that fall in that month. For the month of June 2005, there are 22 working days.

Commenting on activity levels, Dick Alario, Chairman and CEO stated, “Activity levels remain strong in all regions.  We are now actively seeking and capturing incremental growth opportunities as evidenced by our contract in California.  There are additional near-term opportunities which we are exploring and will announce those should they come to fruition.”

Mr. Alario concluded, “We continue to make progress with our international initiatives and are excited to expand our relationship with our Canadian partner.  Further, we continue to diligently pursue opportunities in Mexico and hope to announce further details of these discussions in the coming months.”

BALANCE SHEET UPDATE

On June 9, 2005, the Company repaid $23 million of the $48 million outstanding under its revolving credit facility and on June 1, 2005, the Company paid approximately $7.7 million to one of its equipment lessors, representing the balance owing on a lease due to the lessor’s electing not to provide an additional waiver of information reporting defaults.  As of June 17, 2005, the Company had cash and short term investments of approximately $102 million.  The Company anticipates it will repay the remaining $25 million outstanding under its revolving credit facility on or before June 30, 2005.  After giving effect to the repayment of the $48 million in borrowings, the Company will have approximately $68 million in availability for borrowing under the revolving credit facility.  The Company’s cash position includes the receipt of approximately $6 million as a result of the Company’s termination of a non-compete agreement made in connection with an acquisition by the Company in early 2004.  The $6 million fee will be treated as income in the month of June.

SELECT FINANCIAL DATA

Set forth below is certain financial information for the Company for the month ended April 30, 2005. The information provided has been prepared by management in accordance with generally accepted accounting principles but is unaudited and has not been reviewed by the Company’s independent accountants.  The table does not contain all the information or notes that would be included in the Company’s financial statements.

Month Ended
4/30/05
(In thousands - Unaudited)
Select Operating Data:
Revenues
Well servicing (1)	$76,574
Pressure Pumping	11,943
Fishing and Rental Services	6,340
Other	553
Total revenues	$95,410

Costs and Expenses
Well servicing	$51,976
Pressure Pumping	7,398
Fishing and Rental Services	4,593
General and administrative	11,858
Interest (2)	5,579

4/30/05
(In thousands - Unaudited)
Select Balance Sheet Data:
Current Assets
Cash and cash equivalents (3), (4)	$86,993
Accounts receivable, net of allowance for doubtful accounts	199,019
Inventories	20,696
Prepaid expenses and other current assets	43,701
Total current assets	$350,409

Current Liabilities
Accounts payable	60,143
Other accrued liabilities	72,802
Accrued interest	8,941
Current portion of long-term debt and capital lease obligations	3,884
Total current liabilities	$145,770

Long-term debt, less current portion (5)	$473,794
Capital lease obligations, less current portion	7,768
Deferred Revenue	469
Non-current accrued expenses	40,700

NOTES

(1)   The Well Servicing category includes the financial results of the Company’s remaining contract drilling assets which are located in Argentina, Appalachia and the Powder River Basin of Wyoming.

(2)   Interest expense includes amortization of deferred debt issue costs, discount and premium of approximately $165,000 for the month ended April 30, 2005

(3)   Cash and short term investments at June 17, 2005 totaled approximately $102 million.

(4)   Capital expenditures were approximately $9,138,000 for the month ended April 30, 2005

(5)   Outstanding borrowings under the Company’s revolving credit facility at June 17, 2005 totaled $25 million.

The information herein represents the results for only one month; ordinarily the Company reports financial information on a quarterly basis, and the information herein is not necessarily indicative of the results that may be reported for the full quarter ended June 30, 2005, or the fiscal year ended December 31, 2005.  The information herein is selected financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements.  Until the restatement of the Company’s prior year financial statements is completed, the unaudited information herein may differ from its restated financial statements.  It is possible that the process of restating the prior year financial statements could require additional changes to the Company’s financial statements for 2005 that individually or in the aggregate could be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Egypt.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects”, “believes”, “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the timing and amount of the restatements; the risk of possible changes in the scope and nature of, the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003 and 2004  financial statements; risks that the Company will not be able to obtain necessary waivers from its bank group and other lenders; risks that the Company’s inability to complete the restatement of its financial statements will impact operations; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases; and risks affecting activity levels for rig hours; risks affecting the Company’s international operations and potential opportunities, including the Company’s ability to execute its initiatives in Argentina, to successfully relocate and redeploy its rigs presently located in Egypt, and its ability to successfully achieve its initiatives in Mexico; and risks affecting the Company’s investment in IROC, including risks related to the fact that the consideration to be paid to the Company for the rigs is shares of IROC, the value of which may fluctuate and may be affected by results of operations of IROC, market condition, exchange rates and other factors; risks related to IROC’s operations, including reliance on key management, the ability to successfully employ the rigs being acquired, and success in implementing its business plan; risks related to economic conditions in the Canadian market place; and potential liability risks arising from the appointment of nominees of the Company on IROC’s board.   Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.